Exhibit 99.1

ARKO REPORTS FIRST QUARTER 2022 RESULTS

Net Income Increases by $17.0 Million; Adjusted EBITDA Grows 18.4% in Q1 2022 Compared to Q1 2021; Fuel, Merchandise Contribution Grows

Beats Consensus with Double-Digit EBITDA Growth Compared to Q1 2021

RICHMOND, VA, May 4, 2022 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), one of the largest convenience store operators and fuel wholesalers in the United States, today announced financial results for the quarter ended March 31, 2022.

First Quarter 2022 Key Highlights

•
Operating income was $19.3 million for the quarter, an increase of 46% compared to $13.2 million in Q1 2021
•
Net income was $2.3 million, an increase of almost $17 million compared to a loss of $14.7 million in Q1 2021
•
Adjusted EBITDA increased 18.4% to $50.1 million for the quarter compared to $42.3 in Q1 2021
•
Merchandise revenue of $367.0 million for first quarter; total merchandise contribution increased to $108.2 million, or approximately 10% compared to Q1 2021
•
Merchandise margin increased 210 basis points to 29.5% compared to 27.4% in Q1 2021
•
Retail fuel gallons sold increased 5.9% compared to Q1 2021; retail margin cents per gallon increased 16.8% to 37.5 cents per gallon for the first quarter
•
First quarter same store merchandise sales excluding cigarettes was 9.3% on a two-year stack basis*
•
Scaled operations with 1,396 convenience stores in a unique community of brands and 1,625 wholesale sites; Entered agreement with Quarles Petroleum Incorporated (“Quarles”) for the acquisition of 121 branded and 64 contracted cardlock sites and dealer customers (the “Quarles Acquisition”)

“ARKO had a great quarter, once again posting a quarter versus quarter double-digit increase in adjusted EBITDA as our growth story continues with excellent results,” said Arie Kotler, President, Chairman and Chief Executive Officer of ARKO. “We are focused on disciplined capital allocation, with substantial liquidity that positions us well to pursue growth opportunities externally and through strategic investments in our stores and operations. In a rapidly changing economic environment, I believe that we are positioned to continue to exceed our customers’ expectations, deliver strong growth, and create stockholder value over the long-term.”

* Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates. See also Use of Non-GAAP Measures below.

First Quarter 2022 Segment Highlights

Retail

	For the Three Months Ended March 31,
	2022	2021
	(in thousands)
Fuel gallons sold	239,558	226,112
Same store fuel gallons sold decrease (%) [1]	(3.1%)	(13.8%)
Fuel margin, cents per gallon [2]	37.5	32.1
Merchandise revenue	$366,985	$359,281
Same store merchandise sales (decrease) increase (%) [1]	(3.5%)	6.0%
Same store merchandise sales excluding cigarettes increase (%) [1]	0.1%	9.2%
Merchandise contribution [3]	$108,192	$98,527
Merchandise margin [4]	29.5%	27.4%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the first quarter, retail fuel profitability (excluding intercompany charges by its wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $17.3 million compared to the prior year period. Strong fuel margin capture of 37.5 cents per gallon in the first quarter of 2022 increased 16.8% compared to Q1 2021. There was an increase in same store fuel profit of $9.7 million compared to the Q1 2021 (excluding intercompany charges by GPMP).

Same store merchandise sales excluding cigarettes increased 0.1% for the quarter and increased 9.3% on a two-year stack basis for the quarter. Merchandise margin increased 210 basis points, and total merchandise contribution increased to $108.2 million, or approximately 10%, both compared to Q1 2021. This was primarily due to higher contribution from packaged beverages, center-store items, beer and wine and other tobacco products.

Wholesale

	For the Three Months Ended March 31,
	2022	2021
	(in thousands)
Fuel gallons sold – fuel supply locations	180,941	183,645
Fuel gallons sold – consignment agent locations	35,997	37,911
Fuel margin, cents per gallon[1] – fuel supply locations	7.0	5.1
Fuel margin, cents per gallon[1] – consignment agent locations	29.0	21.9

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

Wholesale fuel profitability for the quarter (excluding intercompany charges by GPMP) increased approximately $5.4 million compared to the prior year quarter. Fuel contribution from fuel supply locations grew by $3.3 million (excluding intercompany charges by GPMP) compared to Q1 2021, primarily due to greater prompt pay discounts related to higher fuel costs and greater fuel rebates.

Fuel contribution from consignment agent locations increased $2.1 million (excluding intercompany charges by GPMP) compared to the prior year quarter. The increase was primarily due to greater prompt pay discounts related to higher fuel costs, greater fuel rebates, and improved rack-to-retail margins.

Liquidity and Capital Expenditures

As of March 31, 2022, the Company’s total liquidity was approximately $744 million, consisting of cash and cash equivalents and short-term investments of approximately $300 million, and approximately $444 million available under lines of credit. Outstanding debt, excluding capital leases, was approximately $717 million, resulting in net debt of approximately $417 million. For the three months ended March 31, 2022, we spent $20.7 million for capital expenditures, including the purchase of certain fee properties, and paid a $5.0 million deposit for the pending Quarles Acquisition.

Quarterly Dividend and Share Repurchase Program

On April 29, 2022, the Company’s Board of Directors declared a quarterly dividend of $0.02 per share of common stock, to be paid on June 15, 2022, to stockholders of record as of May 31, 2022. This is the Company’s second consecutive quarterly dividend.

During the three months ended March 31, 2022, the Company repurchased approximately 1.4 million shares of common stock under the repurchase program for approximately $12.0 million.

The Company’s continued ability to return cash to its stockholders through a quarterly cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The share repurchase program, authorized for up to an aggregate of $50 million of the Company’s outstanding shares of common stock, does not have a stated expiration date, and any repurchases may be effected from time to time through open market purchases, including pursuant to a pre-set trading plan meeting the requirements of Rule 10b5-1(c) of the Exchange Act, privately negotiated transactions, pursuant to accelerated share repurchase agreements entered into with one or more counterparties, or otherwise. The amount and timing of dividends payable on common stock are within the sole discretion of, and subject to quarterly declarations by, the Company’s Board of Directors.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented. The Company’s store count increased due to the ExpressStop and Handy Mart acquisitions in 2021.

	For the Three Months Ended March 31,
Retail Segment	2022	2021
Number of sites at beginning of period...................................................	1,406	1,330
Acquired sites...............................................................................................	—	—
Company-controlled sites converted to
consignment locations or fuel supply locations, net........................	(6)	—
Closed, relocated or divested sites..........................................................	(4)	(6)
Number of sites at end of period..............................................................	1,396	1,324

	For the Three Months Ended March 31,
Wholesale Segment [1]	2022	2021
Number of sites at beginning of period...................................................	1,628	1,597
Newly opened or reopened sites [2]…........................................................	19	14
Consignment or fuel supply locations
converted from Company-controlled sites, net...................................	6	—
Closed, relocated or divested sites..........................................................	(28)	(14)
Number of sites at end of period..............................................................	1,625	1,597

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

Oak Street Real Estate Capital Agreement Extension

The Company extended and increased its existing $1 billion agreement with Chicago-based real estate investment firm Oak Street Real Estate Capital, a division of Blue Owl Capital ("Oak Street") by one-year. The amended agreement provides aggregate availability in the amount of $1.15 billion during the second year of the term. This amount is in addition to approximately $253 million which had been utilized under the agreement prior to its amendment, and the $130 million of real estate expected to be purchased by Oak Street in the Quarles Acquisition.

Update on the Acquisition of Certain Assets of Quarles Petroleum

On February 18, 2022, the Company entered into an agreement with Quarles for the acquisition of certain assets, including 121 branded and 64 contracted cardlock sites, which are unmanned fuel sites strategically located on high-traffic corridors in the mid-Atlantic region. The transaction is expected to close in the late second quarter or early third quarter of 2022. There is no certainty that the transaction will close.

Quarles is the largest fleet fueling cardlock operator on the U.S. east coast, with operations in Virginia, North Carolina, Maryland, Pennsylvania and the District of Columbia, servicing the fuel needs of a diverse base of commercial customers across multiple industries at easily accessible commercial sites.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on May 4, 2022. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through May 18, 2022, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13729048.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fasREWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in three reportable segments: retail, which includes convenience stores selling fuel products and other merchandise to retail customers; wholesale, which supplies fuel to independent dealers and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets (including with respect to new variants of the virus), general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman
ARKO Corp.
investors@gpminvestments.com

	Condensed consolidated statements of operations

	For the Three Months Ended March 31,
	2022	2021
	(in thousands)
Revenues:
Fuel revenue	$1,583,526	$1,102,947
Merchandise revenue	366,985	359,281
Other revenues, net	22,300	22,128
Total revenues	1,972,811	1,484,356
Operating expenses:
Fuel costs	1,470,649	1,012,798
Merchandise costs	258,793	260,754
Store operating expenses	166,538	144,938
General and administrative expenses	31,785	26,713
Depreciation and amortization	24,636	24,242
Total operating expenses	1,952,401	1,469,445
Other expenses, net	1,121	1,672
Operating income	19,289	13,239
Interest and other financial income	1,106	2,407
Interest and other financial expenses	(17,081)	(31,024)
Income (loss) before income taxes	3,314	(15,378)
Income tax (expense) benefit	(1,005)	722
Income (loss) from equity investment	9	(6)
Net income (loss)	$2,318	$(14,662)
Less: Net income attributable to non-controlling interests	79	74
Net income (loss) attributable to ARKO Corp.	$2,239	$(14,736)
Series A redeemable preferred stock dividends	(1,418)	(1,402)
Net income (loss) attributable to common shareholders	$821	$(16,138)
Net income (loss) per share attributable to common shareholders - basic	$0.01	$(0.13)
Net loss per share attributable to common shareholders - diluted	$(0.00)	$(0.13)
Weighted average shares outstanding:
Basic	124,301	124,361
Diluted	125,433	124,361

	Condensed consolidated balance sheets

	March 31, 2022	December 31, 2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$241,220	$252,141
Restricted cash	15,662	20,402
Short-term investments	59,110	58,807
Trade receivables, net	75,093	62,342
Inventory	219,154	197,836
Other current assets	76,091	92,095
Total current assets	686,330	683,623
Non-current assets:
Property and equipment, net	554,252	548,969
Right-of-use assets under operating leases	1,055,945	1,064,982
Right-of-use assets under financing leases, net	189,657	192,378
Goodwill	197,648	197,648
Intangible assets, net	180,951	185,993
Equity investment	3,007	2,998
Deferred tax asset	43,285	41,047
Other non-current assets	29,874	24,637
Total assets	$2,940,949	$2,942,275
Liabilities
Current liabilities:
Long-term debt, current portion	$40,908	$40,384
Accounts payable	193,571	172,918
Other current liabilities	135,167	137,488
Operating leases, current portion	52,840	51,261
Financing leases, current portion	6,189	6,383
Total current liabilities	428,675	408,434
Non-current liabilities:
Long-term debt, net	675,868	676,625
Asset retirement obligation	58,389	58,021
Operating leases	1,068,101	1,076,905
Financing leases	228,367	229,215
Deferred tax liability	2,207	2,546
Other non-current liabilities	137,610	136,853
Total liabilities	2,599,217	2,588,599

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(13,084)	-
Additional paid-in capital	220,449	217,675
Accumulated other comprehensive income	9,119	9,119
Retained earnings	24,993	26,646
Total shareholders' equity	241,489	253,452
Non-controlling interest	243	224
Total equity	241,732	253,676

Total liabilities, redeemable preferred stock and equity	$2,940,949	$2,942,275

	Condensed consolidated statements of cash flows
	For the Three Months Ended March 31,
	2022	2021
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$2,318	$(14,662)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,636	24,242
Deferred income taxes	(2,577)	(1,843)
Loss on disposal of assets and impairment charges	764	1,375
Foreign currency loss (gain)	37	(1,042)
Amortization of deferred financing costs, debt discount and premium	634	(185)
Amortization of deferred income	(3,078)	(2,484)
Accretion of asset retirement obligation	409	445
Non-cash rent	1,946	1,771
Charges to allowance for credit losses	135	141
(Income) loss from equity investment	(9)	6
Share-based compensation	2,774	1,026
Fair value adjustment of financial assets and liabilities	1,209	11,049
Other operating activities, net	123	224
Changes in assets and liabilities:
Increase in trade receivables	(12,886)	(10,798)
Increase in inventory	(21,318)	(7,437)
Decrease in other assets	18,215	7,688
Increase in accounts payable	20,177	17,309
Decrease in other current liabilities	(4,561)	(15,829)
Decrease in asset retirement obligation	(34)	(89)
Increase in non-current liabilities	1,148	369
Net cash provided by operating activities	30,062	11,276
Cash flows from investing activities:
Purchase of property and equipment	(20,667)	(17,525)
Proceeds from sale of property and equipment	6,933	880
Prepayment for business acquisition	(5,000)	—
Business acquisition, net of cash	(6,746)	—
Decrease in investments, net	1,618	—
Net cash used in investing activities	(23,862)	(16,645)
Cash flows from financing activities:
Receipt of long-term debt, net	—	1,115
Repayment of debt	(3,157)	(75,963)
Principal payments on financing leases	(1,652)	(1,990)
Payment of merger transaction issuance costs	—	(4,686)
Common stock repurchased	(13,084)	—
Dividends paid on common stock	(2,474)	—
Dividends paid on redeemable preferred stock	(1,418)	(1,559)

Distributions to non-controlling interests	(60)	(60)
Net cash used in financing activities	(21,845)	(83,143)
Net decrease in cash and cash equivalents and restricted cash	(15,645)	(88,512)
Effect of exchange rate on cash and cash equivalents and restricted cash	(16)	(1,462)
Cash and cash equivalents and restricted cash, beginning of period	272,543	312,977
Cash and cash equivalents and restricted cash, end of period	$256,882	$223,003

Use of Non-GAAP Measures

We disclose non-GAAP measures on a “same store basis,” which exclude the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. We believe that this information provides greater comparability regarding our ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA, is a non-GAAP financial measure.

We use EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA and Adjusted EBITDA are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income (loss) or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Reconciliation of EBITDA and Adjusted EBITDA
	For the Three Months Ended March 31,
	2022	2021
	(in thousands)
Net income (loss)	$2,318	$(14,662)
Interest and other financing expenses, net	15,975	28,617
Income tax expense (benefit)	1,005	(722)
Depreciation and amortization	24,636	24,242
EBITDA	43,934	37,475
Non-cash rent expense (a)	1,946	1,771
Acquisition costs (b)	681	611
Loss on disposal of assets and impairment charges (c)	764	1,375
Share-based compensation expense (d)	2,774	1,026
(Income) loss from equity investment (e)	(9)	6
Other (f)	18	39
Adjusted EBITDA	$50,108	$42,303

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.